Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K,
Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Collaboration Agreement

This Collaboration Agreement (the “Agreement”) is made and entered into as of this 10 day of September, 2019 (the “Effective Date”) by and between Can-Fite Biopharma Ltd. an Israeli company, whose address is 10 Bareket Street, Petach Tikva, Israel (“Can-Fite”); Univo Pharmaceuticals Ltd. an Israeli company, whose address is 20 Ha’Harash street, Ashkelon, Israel (“Univo”) and UNV Medicine Ltd. an Israeli company, whose address is 20 Ha’Harash street, Ashkelon, Israel (“UNV”) (each a “Party” and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Can-Fite has expertise relating to A3 adenosine receptor (“Target”) and their use as target for the treatment of cancer, inflammatory and metabolic diseases such as psoriasis, rheumatoid arthritis, liver cancer and non-alcoholic steatohepatitis (NASH); and

WHEREAS, it has been shown that cannabinoids bind to the Target and induce similar biological effects to Can-Fite’s drug candidates; and

WHEREAS Can-Fite seeks to introduce new drug candidates to its two drugs that are in advanced clinical development (the “Purpose”); and

WHEREAS, Univo is a public company having its shares traded on the Tel Aviv Stock Exchange (“TASE”); and

WHEREAS, UNV is a subsidiary, wholly owned by Univo, and is operating in the field of medical cannabis; and

WHEREAS Can-Fite believes that cannabinoids are highly attractive drug candidates and that collaborating with Univo and UNV (collectively, the “Univo Group”) is highly advantageous for the Purpose; and

WHEREAS, the Parties would like to collaborate in the discovery, development and commercialization of pharmaceuticals derived from cannabis or cannabinoids, including CBD and additional cannabis compounds (collectively, “Cannabis”) for treating cancer, inflammatory, autoimmune, and metabolic diseases (the “Field”); and

WHEREAS within the framework of this Agreement, Can-Fite would like to also develop a screening assay (the “Assay”) for the Target for use in the screening of Cannabis preparations for such that may potentially be of use in the Field and that may also be of monetization value by its own right; and

WHEREAS Can-Fite believes that the combination of the Parties’ mutual expertise can generate intellectual property and knowledge of (i) new Cannabis-based pharmaceuticals for use in the Field that address a very large market with large unmet needs and (ii) the Assay that can be monetized by its own right through collaboration with or provision of services to third parties; all of which have a large business potential, as outlined in Annex A; and

WHEREAS, the Parties desire to set forth certain matters regarding their future collaboration in the Field.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties, each intending to be legally bound, do hereby agree as follows:

1.	PREAMBLE HEADINGS AND INTERPRETATION

1.1.	The Preamble, Annex and Schedules to this Agreement constitute an integral part hereof.

1.2.	The Headings in this Agreement are intended strictly for convenience and shall not be used to interpret or construe its provisions.

2.	UNV’S AND UNIVO’S REPRESENTATIONS AND OBLIGATIONS

2.1.	UNV hereby represents that it currently has staff and employees who possess expertise and knowledge in the research and discovery, cultivation, manufacturing, and distribution of innovative medicinal cannabis products and related laboratory assays.

2.2.	UNV hereby represents that it currently has in its possession the required licenses and permits from the Israel Medical Cannabis Agency (“IMCA”), attached to this Agreement as Schedule 2.2, to possess and to deal with Cannabis in the Univo Facility (as defined below) and perform the activities anticipated in this Agreement (the “Cannabis Licenses”).

2.3.	UNV hereby represents that it currently has sufficient funds, manpower, and knowledge in order to provide the Services set out herein according to the terms of this Agreement.

2.4.	UNV shall provide laboratory services, as more fully detailed in Schedule 2.4 attached hereto, in order to explore the use of Cannabis in the Field and develop the Assay (the “Services”), upon the terms and conditions detailed herein, until the earlier of: (i) the aggregate value of the Services actually provided by UNV shall be equal to US$2,000,000 (in accordance with the prices set forth for such items of Service in the price list attached hereto as Schedule 2.4); or (ii) the expiry of 10 years from the commencement of the Services. Furthermore, the Services shall also include an obligation of UNV to provide cannabinoid drug candidates and Cannabis materials for the purpose of the development of the Assay and other activities to be performed by Can-Fite hereunder and any related assistance in relation thereto within what is permitted under the licenses granted by IMCA.

2.5.	Subject to receiving the Cash Participation (as defined below), UNV shall expand its planned laboratory and facility located in Ashkelon, Israel (the “UNV Facility”), by an additional [***] square meters of space (the “Space”) to allow for the accommodation of additional equipment needed for the Assay and its development as part pf the Services to be provided by UNV. In the event that the UNV Facility, regardless of the Space is insufficient, then Univo shall provide additional space as may be required for the provision of the Services. The expansion of the UNV Facility for the Space is expected to be completed within [***] days from the date hereof, although, the commencement of the provisions of the Services to Can-Fite hereunder shall be from the date hereof.

2.6.	Univo hereby guarantees any and all of UNV’s obligations and undertakings hereunder, so that in the event that UNV shall not perform any such obligations or undertakings, Univo shall ensure such performance, subject to any limitation imposed on Univo under to do so under any applicable law, regulation, license and/or permit.

3.	CAN-FITE’S REPRESENTATIONS AND OBLIGATIONS

3.1.	Can-Fite hereby represents that it has expertise and knowledge relating to the Target and its use as a target for the treatment of cancer, inflammatory and metabolic diseases such as psoriasis, rheumatoid arthritis, liver cancer and non-alcoholic steatohepatitis (NASH).

3.2.	Can-Fite hereby represents that it has sufficient funds, manpower, and knowledge in order to develop the Assay and perform its obligations under Section 3.5 and 3.6 below.

3.3.	Can-Fite shall utilize the Services to be provided by UNV in order to develop and finalize the Assay and perform all the other research and development activities detailed herein, by employing UNV’s resources reasonably required therefore, including supply of cannabinoid drug candidates and Cannabis materials, all as approved under the IMCA regulations.

3.4.	Upon completion of the Assay, and prior to actual marketing and sales by UNV, Can-Fite shall train the dedicated sales and marketing team at UNV in relation to the Assay and its methods of use and functionality (the “Training”). In this regard, Can-Fite shall train up to [***] employees of UNV during [***] days in order to enable them to commence marketing and sale efforts (the “Training Program”). UNV shall reimburse Can-Fite for [***] of its actual direct costs in connection with the Training Program from the first income generated from the sales and marketing of the Assay.

3.5.	In consideration for (a) UNV’s Services in the aggregate amount detailed in Section 2.4 above, (b) UNV’s other obligations under this Agreement, (c) the intellectual property rights in the Assay being wholly owned by Can-Fite, and (d) the grant by UNV to Can-Fite of the Can-Fite Option (as defined in Section 5.1 below), Can-Fite will (a) issue to Univo certain Ordinary Shares par value of NIS 0.2 each, of Can-Fite (the “Consideration Shares”) under the terms of the Share Purchase Agreement attached hereto as Schedule 3.5, and (b) pay UNV a cash amount of US$500,000 (the “Cash Participation”), such Cash Participation is to be made in two installments, in wire transfer of immediately available funds, as follows: (i) US$250,000 shall be paid on the Effective Date; and (ii) US$250,000 shall be paid on January 15, 2020 (the “Second Installment Date”). Within fourteen (14) days from the Effective Date, and subject to receipt of a detailed invoice for the value of the Consideration Shares (the “Services Invoice”) and a detailed invoice for each installment of the Cash Participation, as and when paid (the “Cash Participation Invoice”), Can-Fite shall pay UNV, the cash amount of value added tax that is due by law to be paid by UNV under such Services and Cash Participation Invoices in respect of the consideration described in such invoices, by wire transfer of immediately available funds.

3.6.	In the framework of the parties collaboration, Can-Fite hereby grants to the Univo Group a nontransferable, irrevocable (except as set forth in this Agreement), unlimited during the term of this Agreement, royalty-free (except as specified in this Agreement), exclusive (in the Field and except in relation to Can-Fite), license to use and exploit the Assay in the Field (the “License”) under the terms and conditions contained herein. It is hereby agreed, that the only payments to be made by the Univo Group, if any, in connection with the License, are those set forth under Section 6.3 below.

3.7.	Upon UNV’s request, Can-Fite shall provide reasonable assistance to UNV in UNV’s clinical trials in Israel or worldwide, on such terms and conditions as will be mutually agreed by the Parties in writing from time to time.

4.	JOINT STEERING COMMITTEE

4.1.	The Parties shall establish a joint steering committee (the “JSC”) to oversee and take decisions in relation to the collaborative work, as provided herein, and to take decisions in relation to any development work of a Cannabis product found to be in the Assay to be of potential utility in the Field.

4.2.	The JSC shall be comprised of an equal number of representatives from each of Can-Fite and UNV, which unless otherwise agreed upon between the Parties, shall be comprised of two (2) members of each Party. Either Party may replace its JSC representatives at any time upon prior written notice to the other Party. In the event a JSC member from either Party is unable to attend or participate in a JSC meeting, the Party who designated such representative may designate a substitute representative for the meeting in its sole discretion.

4.3.	Decisions of the JSC shall be made unanimously, with each Party having one vote (irrespective of the number of its JSC members present at a given meeting) and each Party shall utilize reasonable best efforts that its JSC members use good faith efforts to reach unanimous decisions.

4.4.	Deadlock Resolution

4.4.1.	In the event that there is any dispute among the members of the JSC in relation to any decision relating to the JSC (in this Section 4.4 “Deadlock Matter(s)”, “Deadlock” respectively), the members of the JSC shall attempt in good faith to resolve such Deadlock Matter(s) by discussion and further elaboration. In the event the members of the JSC fail to reach a resolution within [***] days, the Deadlock Matter(s) will be deemed a “dispute” and shall be settled exclusively and finally by a third party umpire agreed by the Parties at the time of such dispute, and in the event that such third party umpire is not agreed by the Parties within [***] days from a request of either Party to agree on a third party umpire, then the umpire shall be selected by [***], who shall announce in writing to the Parties the identity of the third party umpire to decide on the dispute between the Parties (the umpire agreed by the Parties or alternatively selected by [***] as detailed above, shall be referred to herein as the “Umpire”).

4.4.2.	The Parties will require the Umpire to recommend an unequivocal solution of the Deadlock Matter(s), within [***] from the date such matter was referred to such Umpire. The recommendation of the Umpire shall be conclusive, binding upon the members of the JSC, and shall be deemed a resolution of the Parties hereunder.

4.4.3.	No action shall be taken by the Parties on any Deadlock Matter until the Deadlock Matter is resolved by the JCS or the Umpire hereunder.

4.5.	Each Party shall be responsible for all of its own costs and expenses in connection with participating in the JSC; and the costs associated with the selection, appointment, and service of the Umpire shall be borne equally by the Parties.

5.	UNIVO’S BOARD MEMBER IN CAN-FITE

Can-Fite shall, upon the Effective Date and simultaneously with the issuance of the Consideration Shares, appoint Golan Bitton as a director on the Board of Directors of Can-Fite. Can-Fite shall (i) insure such director under its customary directors and officers insurance policy (the “Policy”); and (ii) shall undertake to independently indemnify such director, in addition to the Policy, so as to hold such director harmless and fully secured against any and all claims against such director, in his capacity as a director of Can-Fite.

6.	FURTHER DEVELOPMENT; MARKETING AND SALES; SHARED REVENUES AND EXPENSES

6.1.	For a period of [***] days from the date it was brought before the JSC for its approval (or a longer period, if the Univo Group agrees to it in writing), Can-Fite will have a first right to express an interest to clinically develop any Cannabis product determined to be of potential utility in the Field (the “Development Candidate”). Upon expressing an interest to clinically develop a Development Candidate, Can-Fite will so advise the JSC in writing and submit to the JSC, within [***] days (the term being extendible subject to the Univo Group’s approval, which will not be unreasonably withheld), a development plan, including a forecasted budget. The provisions of Section 8 (particularly Sections 8.2 and 8.3) would apply regarding rights in any such Development Candidate. Notwithstanding the aforesaid, Can-Fite shall have the right, at its sole and absolute discretion, by paying a mutually agreed in good faith license fee to the Univo Group, to acquire full (100%) ownership of up to two (2) Development Candidates, with the Univo Group retaining the economic contractual rights to receive [***] of any Net Profits that Can-Fite may receive from the commercialization of any such Development Candidate (the “Can-Fite Option”).

“Net Profits” in the context of this Section 6.1 shall mean the total gross amount actually received by Can-Fite from commercialization of the Development Candidate (including without limitation by way of advance payment) after deduction of all of Can-Fite’s documented development costs associated therewith (with no overhead costs added).

However, in the event the commercialization will be to an affiliate or related party to Can-Fite, the term “Net Profits” in the context of this Section 6.1 shall mean the total amount that would have been due in an arms-length transaction made in the ordinary course of business and according to the market conditions for such transaction or, in the absence of such market conditions, according to market conditions for commercialization similar to commercialization of the Development Candidate (in this Section 6.1, the “Fair Market Value”) (should the Parties dispute the Fair Market Value, then the Fair Market Value shall be determined by a mutually agreed expert appointed by the Parties, and in the absence of an agreement with respect to the identity of such expert within [***] days from the date such appointment was requested by a Party, by an expert appointed by [***]) after deduction of all of Can-Fite’s documented development costs associated therewith (with no overhead costs added).

Within thirty (30) days after the expiry of each calendar quarter (March 31, June 30, September 30, December 31), Can-Fite shall send to UNV a detailed report setting out the financial results in relation to the Assay in the preceding quarter, certified by the chief financial officer of Can-Fite (the “Sales Certificate”). The Sales Certificate shall also include (a) a detailed breakdown of the gross amounts actually received in such calendar quarter in relation to the Assay, (b) all of Can-Fite’s direct expenses in connection to the provision of such services to such third parties using the Assays in such quarter, and (c) a calculation of the Net Profits generated in such quarter (in this Section 6.1, the “Quarterly Net Profits”). Can-Fite shall pay to UNV, by no later than the forty-five (45) days after the expiry of each calendar quarter, the relevant percentage of the Quarterly Net Profits.

6.2.	Once the Assay shall be fully developed, UNV shall have the right to offer, market and sell the Assay to third parties to screen their Cannabis products. The Parties will work together to devise the appropriate business model for such offering. In the event UNV decides not to offer, market and sell the Assay to third parties to screen their Cannabis products, or is in active in such activity for a consecutive period of [***] days, Can-Fite shall be entitled, subject to compliance with the IMCA rules, licenses and guidelines to offer, market and sell the Assay to third parties to screen their Cannabis products and the mechanisms detailed in Section 6.3 and 7 shall apply, mutatis mutandis, whereby Can-Fite shall be deemed the Party generating the Net Profits and UNV shall be regarded the Party receiving its share.

6.3.	It is hereby agreed that the Parties will equally share all associated Net Profits (as defined below) received by UNV and deriving from the Assay.

“Net Profits” in the context of this Section 6.3 shall mean the total gross amount actually received by UNV in connection with the provision of services to third parties by using the Assay (including without limitation by way of advance payment on account of services) (“Revenue”), in all cases after deduction of (i) all of UNV’s and documented expenses associated therewith (including reasonable and approved in writing by the Parties overhead costs); (ii) amounts repaid, credited, refunds, rebates or retroactive price reduction; (iii) tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly with respect to the Revenue; and (iv) freight, insurance and other transportation charges incurred with respect to the Revenue.

However, with respect to sales and marketing which are for an affiliated or related parties to UNV, the term “Revenue” shall mean the total amount that would have been due in an arms-length transaction made in the ordinary course of business and according to the market conditions for such transaction or, in the absence of such market conditions, according to market conditions for sale of services similar to UNV’s services (in this Section 6.3, the “Fair Market Value”) (should the Parties dispute the Fair Market Value, then the Fair Market Value shall be determined by a mutually agreed expert appointed by the Parties, and in the absence of an agreement with respect to the identity of such expert within [***] days from the date such appointment was requested by a Party, by an expert appointed by [***]), in all cases after deduction of (i) all of UNV’s and documented expenses associated therewith (including reasonable and approved in writing by the Parties overhead costs); (ii) amounts repaid, credited, refunds, rebates or retroactive price reduction; (iii) tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly with respect to the Revenue; and (iv) freight, insurance and other transportation charges incurred with respect to the Revenue.

Within thirty (30) days after the expiry of each calendar quarter (March 31, June 30, September 30, December 31), UNV shall send to Can-Fite a detailed report setting out the financial results in relation to the Assay in the preceding quarter, certified by the chief financial officer of UNV (the “Sales Certificate”). The Sales Certificate shall also include (a) a detailed breakdown of the gross amounts actually received in such calendar quarter in relation to the Assay, (b) all of UNV’s direct expenses in connection to the provision of such services to such third parties using the Assays in such quarter, and (c) a calculation of the Net Profits generated in such quarter (in this Section 6.3, the “Quarterly Net Profits”). UNV shall pay to Can-Fite, by no later than the [***] days after the expiry of each calendar quarter, [***] of the Quarterly Net Profits.

7.	RIGHT TO AUDIT

7.1.	Each of the Parties or its duly authorized representatives, shall have the right, upon at least [***] days’ written notice to the other Party, to inspect the other Party’s books, records, and all other documents and material in the possession of or under the control of it with respect to the subject matter of this Agreement (UNV - marketing and sales of services based on the Assay, or Can-Fite – commercialization of and Development Candidate upon exercise of the Can-Fite Option) at the place or places where such records are normally retained. Can-Fite shall have free and full access thereto for such purposes, and shall be permitted to be able to make copies thereof and extracts therefrom.

7.2.	Univo shall keep and retain complete and accurate records pertaining to the use of the Assay by third parties and any other sales and marketing activities performed by it in relation to the Assay, including all the calculation of the Net Profits and the Quarterly Results. Can-Fite shall keep and retain complete and accurate records pertaining to the Development Candidate upon exercise of the Can-Fite Option and any other sales and marketing activities performed by it in relation to the Development Candidate upon exercise of the Can-Fite Option. Each of Can-Fite or UNV (each an “Auditing Party”) may appoint an independent, internationally recognized audit firm to audit the books of account of the other Party (the “Audited Party”) in order to determine whether the Audited Party has properly reported and accounted for any Net Profits or Quarterly Net Profits due to the Auditing Party pursuant to this Agreement. The appointed audit firm may perform audits during regular business hours, not more than once (1) in any calendar year during the term of this Agreement and upon reasonable prior notice to the Audited Party, not shorter than 10 business days. The Auditing Party shall bear the audit fees unless that the amount actually due from the Audited Party, in the aggregate, exceeds the amounts paid by the Audited Party hereunder by [***], in which case the Audited Party shall bear the audit fees.

7.3.	All books and records of each of Can-Fite and UNV relative to the subject matter of this Agreement shall be maintained and kept accessible and available for inspection for at least 5 years after termination of this Agreement.

8.	INTELLECTUAL PROPERTY; RIGHT OF FIRST OFFER

8.1.	All rights, title, and interest to each Party’s intellectual property shall belong solely to such Party. The intellectual property rights in the Assay shall belong solely to Can-Fite, and UNV may use such Assay and Assay only in reliance on the license granted to UNV under Section 3.6 above.

8.2.	All interest to any intellectual property arising out of any activities performed in connection with this Agreement in the Field, which is not covered by Section 8.1, will initially be jointly owned in equal shares between the Parties (the “Joint IP”). In the event that following a meeting of the JSC on the development and commercialization of any such Joint IP both Parties agree to continue to fund such development and commercialization equally, and in fact do equally fund such development and commercialization equally, then the rights to such Joint IP shall remain equal among the Parties (50:50).

8.3.	However, in the event that following a meeting of the JSC on the development and commercialization of any such Joint IP, one Party decides either not to fund any development and commercialization of such Joint IP or to fund such development and commercialization of such Joint IP less than its equal share (the “Non-participating Party”), whilst the other Party decides and actually does fund such development and commercialization of the Joint IP or funds such development and commercialization of the Joint IP more than its equal share (the “Participating Party”), then in relation to such Joint IP which is not being developed and commercialized equally between the Parties (the “Unilateral IP”), the relative economic rights in relation to such Unilateral IP shall be allocated among the Parties according to [***].

8.4.	Furthermore, in the event of Unilateral IP as detailed under Section 8.3 above, any and all rights to license, sell, pledge, commercialize, dispose of, or any other right in relation to such Unilateral IP shall vest solely in the Participating party and the Non-participating Party shall only have the right to receive its portion of the economic interest as detailed under Section 8.3 above.

8.5.	It is hereby agreed that Can-Fite shall be solely responsible for the registration of any trademark, patent, copyright, trade secret or any other intellectual property right in relation to the Joint IP or the Unilateral IP. However, if Can-Fite does not exercises its responsibility for registration, UNV shall have the right, but not the obligation to, register any trademark, patent, copyright, trade secret or any other intellectual property right in relation to the Joint IP or the Unilateral IP. The costs of registration shall be shared between the parties in accordance with each Party’s economic rights in the subject of the registration, as of the date such costs are due to be paid.

8.6.	No license, under any trademark, patent, copyright, trade secret or any other intellectual property right, is either granted or implied by either Party under this Agreement except for that each Party hereby grants the other Party permission to use its intellectual property solely for the purpose of this Agreement.

8.7.	In the event that Can-Fite shall develop any Cannabis product determined to be of potential utility outside the Field (the “Can-Fite Product”), Can-Fite shall first offer to UNV the right to participate equally in the development of such Can-Fite Product and accordingly to have an equal share in such Can-Fite Product. Can-Fite shall provide to UNV a written offer indicating the Can-Fite Product and the expected development costs (the “Proposal”). UNV shall have [***] days to respond and advise in writing whether it desires to accept the Proposal in relation to the Can-Fite Product and participate equally in the funding and as a result therefore, in any rights related to such Can-Fite Product. If UNV informs Can-Fite of its decision not to accept the Proposal or if the aforesaid time elapses without any written response from UNV, then Can-Fite shall be free to develop, market and sell the Can-Fite Product and UNV shall not have any rights whatsoever in relation to the Can-Fite Product. If UNV advises Can-Fite in writing, within the aforesaid time frame, that it accepts the Proposal, then in relation to the Can-Fite Product, the provisions of this Section 8 shall apply and such Can-Fite Product shall be regarded as Joint IP or Unilateral IP, as applicable.

9.	CONFIDENTIALITY

9.1.	Except as required by regulatory or governmental agencies, all proprietary information disclosed by either Party to the other hereunder shall be received by the receiving Party (including all appropriate employees, agents and independent contractors) in strictest confidence and used solely in furtherance of this Agreement, and shall be accorded the same degree of confidentiality and secrecy with which the receiving Party holds its own confidential information but in no event less than reasonable care. Such confidential information shall not be disclosed to any persons other than (a) employees or agents of the receiving Party or independent contractors employed by the receiving Party who have reasonable need for access to such information in connection with the receiving Party’s performance under this Agreement; and (b) governmental authorities, as required, inter alia, to obtain necessary regulatory clearances. Information shall not be deemed to be proprietary information and such restrictions shall not apply to any such information (i) which is within the knowledge of the general public, without the fault of the receiving Party; (ii) which is known to the receiving Party prior to the time of receipt thereof from the disclosing Party, as shown by written records; (iii) which is proved to have been developed by the receiving Party, independently and wholly without resort to the proprietary information of the disclosing Party, as shown by written records; or (iv) which is subsequently rightfully obtained from sources other than the disclosing Party and without confidential restriction in favor of the disclosing Party.

9.2.	Each Party shall submit to the other Party for its prior written approval, all public media associated with any publication regarding this Agreement.

9.3.	Notwithstanding the above, it is hereby agreed and acknowledged that (a) Can-Fite is a public company traded on Tel Aviv Stock Exchange and whose securities in the form of American Depository Receipts are traded on the NYSE American, and (b) Univo is a public company traded on TASE, therefore, both Parties may be required under applicable law or regulation to disclose information with respect to this Agreement. Such disclosure to the extent required by law shall not be deemed as a breach of either Party’s non-disclosure obligations, nor as a breach of any publication provisions, provided advance notice is provided by one Party to the other.

9.4.	Each Party undertakes to procure that it, and/or any of its affiliates, employees, representatives or anyone on its behalf, shall not utilize any information regarding the other Party, which has not yet been disclosed or filed with the applicable securities authority and/or became public, in a way which may be considered ‘insider trading’ or in any way which may be considered a violation of the securities laws applicable to the other Party.

10.	LIMITATION OF LIABILITY

10.1.	Can-Fite shall indemnify and hold the Univo Group harmless against any and all claims (including, for the avoidance of doubt, third party claims) made against the Univo Group, and against all damages, loss and expense that the Univo Group may incur and/or suffer arising out or in connection with any claim made against the Univo Group and/or any proceeding that involved the Univo Group, with regard to the issuance by Can-Fite to Univo of the Consideration Shares (or any part thereof). It is clarified that Can-Fite’s obligation to indemnify the Univo Group under this Section 10.1 shall also apply with respect to claims made by Can-Fite and/or anyone on its behalf, and shall also apply to damage, loss and expense incurred by the Univo Group in connection therewith.

10.2.	Except as stipulated in Section 10.1 and/or in the event of a breach of any confidentiality or intellectual property undertakings herein, the Parties shall have no liability to the other Party for any claim, damage, loss or expense whatsoever suffered which arises out of any action or inaction in connection to this Agreement, including, without limitation, the research and development activities of Can-Fite in relation to the Assay or the Assay, and including, without limitation, the Services.

11.	DURATION AND TERMINATION

11.1.	The Agreement shall commence on the Effective Date and shall continue until terminated pursuant to the provisions of this Section 11 (the “Term”).

11.2.	Upon breach of any obligations under this Agreement by either Party, the Party committing the breach shall be deemed in default. The other Party may terminate this Agreement upon thirty (30) days from the delivery to the Party in default of a written notice (the “Date of Termination”). Such termination shall become effective unless the defaulting Party shall cure all aspects of the default and so notify the terminating Party of the cure in writing no later than the Date of Termination.

11.3.	Can-Fite shall be entitled to terminate this Agreement, with seven (7) days advance written notice, in the event that the Cannabis Licenses are revoked, amended or not renewed so as to prevent the Univo Group from performing the Services hereunder. In the event that at the Second Installment Date the Cannabis Licenses shall not enable the Univo Group to perform the Services hereunder, then Can-Fite shall not be required to pay the second installment of the Cash Participation.

11.4.	Without derogating from Section 11.2, in the event Can-Fite fails to (a) pay any part of the Cash Participation when due, and/or (b) appoint Golan Bitton as a director on the Board of Directors of Can-Fite within thirty (30) days from the Effective Date – in addition to the Univo Group ‘s right to terminate this Agreement as per Section 11.2, in such case, UNV shall repay Can-Fite, within thirty (30) days from the termination notice, any portion of the Cash Participation minus any costs and expenses actually incurred by UNV in expanding the lab as provided under Section 2.5 above, or in providing the Services (in accordance with the prices set forth in Schedule 2.4 attached hereto) minus US$[***] as liquidated damages.

11.5.	Either Party may, in addition to other rights and remedies it may have, terminate this Agreement by written notice, upon the occurrence of any of the following event, and in such event, the date of such notice shall be deemed the Date of Termination:

11.5.1.	The other Party is declared insolvent or is the subject of bankruptcy or liquidation, whether compulsory or voluntary, or has a receiver, judicial administrator or similar officer appointed over all or any material part of its assets, or any security holder or encumbrancer takes possession of any property of or in possession of the other Party, or if the other Party ceases to carry on its business; or

11.5.2.	The other Party assigns its rights and/or obligations under this Agreement without the first Party’s prior written consent; or

11.5.3.	The other Party otherwise breaches this Agreement and continues in such breach for 30 days after the first Party has given written notice thereof to the other Party.

11.6.	If at any time after the Effective Date, Can-Fite shall cease developing the Target, the Univo Group shall have the right to terminate this Agreement with a fourteen (14) days’ written notice.

11.7.	Upon termination of this Agreement:

11.7.1.	The License granted to the Univo Group provided hereunder in Section 3.6 shall terminate and the Univo Group shall not be permitted to provide any third party any service using the Assay and the Assay;

11.7.2.	The Services shall terminate;

11.7.3.	Any pending payments due and owing by a Party to the other under this Agreement shall be delivered within thirty (30) days as of the Date of Termination;

11.7.4.	Each Party shall promptly return all of the other Party’s confidential information.

12.	MISCELLANEOUS

12.1.	The relationship between the Parties shall be limited to the performance of this Agreement in accordance with the terms contained herein. Nothing in this Agreement shall be construed to create a general partnership between the Parties, or to authorize either Party to act as the general agent for the other Party, or to permit either Party to bid for or to undertake any contract for the other Party, unless agreed otherwise by mutual written consent.

12.2.	This Agreement shall be subject to the laws of the state of Israel, excluding its conflict of law provisions, and the competent courts located in Tel Aviv, Israel, shall have exclusive jurisdiction over any dispute arising therefrom.

12.3.	The conditions of this Agreement comprise the entire understanding between the Parties in connection with the subject matter of this Agreement, and they shall prevail over any oral or written understanding, commitment, representation, or undertaking entered into prior to the signing of this Agreement.

12.4.	Neither Party may assign any of its respective rights and obligations under this Agreement without the prior written consent of the other Party. Notwithstanding, the Univo Group shall have the right to assign its rights and/or obligations under this Agreement, and any part thereof, to any affiliate of Univo.

12.5.	No alteration of or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both Parties.

12.6.	The failure of either Party to enforce at any time or for any period any provision of this Agreement shall not be construed as a waiver of such right or provision and such Party shall be entitled to enforce such right or provision at any time as it shall see fit.

12.7.	Each Party shall bear its own costs and expenses in connection with this Agreement and any other activities performed by such Party which is not specifically set out herein.

12.8.	Any notice required or permitted thereunder shall be given in writing and shall be deemed given if sent by registered mail to the address of the Party.

12.9.	In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

Can-Fite Biopharma Ltd.		Univo Pharmaceuticals Ltd.

By:	/s/ Pnina Fishman /s/ Ilan Cohn	By:	/s/ Golan Bitton
Title:	CEO Chairman	Title:	CEO

UNV Medicine Ltd.

		By:	/s/ Golan Bitton
		Title:	CEO

Annex A

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Schedule 2.4

Services and prices

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•	[***]

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Schedule 2.2

Licenses and permits

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Schedule 3.5

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of the ___ day of September 2019 (the “Effective Date”), by and between Can-Fite Biopharma Ltd., (the “Company”) an Israeli company, having its principal offices at 10 Bareket st. Petach Tikva, Israel and UNV Medicine Ltd., a company incorporated under the laws of the State of Israel, having its principal offices at 20 Ha’Harash street, Ashkelon, Israel (the “Purchaser”).

WHEREAS,	the Company is an Israeli public company, whose ordinary shares are listed for trading on the Tel-Aviv Stock Exchange Ltd. (“TASE”) and whose securities in the form of American Depository Receipts are traded on the New-York Stock Exchange (“NYSE”); and

WHEREAS,	the Company is an Israeli pharmaceutical company which operates in the field of research and development of small molecules, and concentrates on finding cures for several auto-immune inflammatory diseases, and for liver diseases; and

WHEREAS	the Purchaser has entered into a collaboration agreement with the Company dated September ____ 2019 (the “Collaboration Agreement”), under which the Company shall, inter alia, grant the Purchaser such number of its ordinary shares in consideration of receipt of Services (as defined in the Collaboration Agreement) and other obligations of the Purchaser set forth therein; and

WHEREAS,	the parties hereto desire to set forth the respective rights and obligations of the Company and the Purchaser with respect to this subject matter.

NOW, THEREFORE the parties hereto agree as follows:

1.	Purchase and Sale of Shares.

1.1.	General. At the Closing (as defined below), subject to the terms and conditions herein, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company an aggregate of 19,934,355 Ordinary Shares par value of NIS 0.25 each, of the Company (the “Purchased Shares”) such number representing approximately 19.9% of the issued and outstanding share capital of the Company (prior to the issuance of the Purchased Shares, in consideration for Univo’s Services and other obligations of Univo under the Collaboration Agreement.

2.	The Closing.

2.1.	The issue and allotment of the Purchased Shares, and the purchase thereof by the Purchaser, shall take place, subject to the term and conditions hereof (the “Closing”) at such date, time and place as the Company and the Purchaser shall mutually agree, but in no event later than 14 days from the date hereof.

3.	Transactions at the Closing.

3.1.	At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

3.2.	The Company shall deliver to the Purchaser a true and correct copy of the Company’s Board of Directors resolution which approves the issuance of the Purchased Shares to the Purchaser and authorizing the Company to enter into this Agreement all in the form attached hereto as Schedule 3.2;

3.3.	The Company shall either (a) deliver to the Purchaser an original share certificate duly signed and executed by the Company issuing all the Purchased Shares to the Purchaser, or (b) register the Purchased Shares with the registration company of Bank Hapoalim and credit the account of the Purchaser with the Purchased Shares.

3.4.	The Company shall deliver to the Purchaser a signed authorization by TASE permitting the listing of the Purchased Shares for trade (subject to any lock-up provisions set in Section 4.1 below and restrictions under Section 4.2 below) in the form attached hereto as Schedule 3.4.

4.	Lock up

4.1.	According to the Israeli Securities Law-1968 (the “Laws”), the Purchased Shares will be subject to a 6-month lockup period (the “Initial Lockup Period”) followed by an 18- month (6 calendar quarters) period in which portions of the Purchased Shares will become tradable providing that (i) no more than 1% of the Company’s issued and outstanding shares each quarter will become tradable; and (ii) the daily amount of Purchased Shares permitted for trade shall be no greater than the average daily volume of trade in the past 8 weeks prior to such trading date (the “Additional Lockup Period”); and, subject to Section 4.2 below, all of the Purchased Shares will become tradable after 24 months from the date of issuance.

4.2.	In addition, the Purchased Shares shall be deemed to be “restricted securities” as such term (as defined in Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”)) and may only be disposed of in compliance with state and federal securities laws of the United States.

4.3.	The Purchaser consents to the placement of a legend on any certificate or other document evidencing the Purchased Shares that such securities have not been registered under the Securities Act substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

4.4.	Nothing in this Section 4 shall prevent Purchaser from transferring the Purchased Shares to Univo Pharmaceuticals Ltd., which holds all of the issued and outstanding share capital of the Purchaser.

5.	Warranties and Representations by the Company

The Company hereby represents, warrants, and undertakes that as of the date hereof and at Closing, the following:

5.1.	The Purchased Shares are duly authorized, validly issued, fully paid, and non-assessable.

5.2.	There are no liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trust and/or other voting agreements, calls or commitments exists as of the date hereof and shall exist as of the Closing with respect to the Purchased Shares.

5.3.	The Company is entitled to and shall issue and allot the Purchased Shares on the terms and subject to the conditions set out in this Agreement.

5.4.	The Company has taken all corporate and other actions necessary to enable it to enter into and perform this Agreement. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder, will not, with or without the giving of notice or the lapse of time or both, (i) conflict with or violate the organizational documents of the Company, and (ii) violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any of its respective properties or assets is bound or affected.

5.5.	The Company has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any further act or consent of, or to notify, any other person whomsoever, except as specifically provided herein. This Agreement and each and every other agreement, document and instrument to be executed, delivered and performed by or on behalf of the Company pursuant hereto have been duly executed and delivered by a duly authorized representative of the Company and constitutes or will, when executed and delivered, constitute the legal, valid and binding obligations enforceable against the Company in accordance with its terms.

5.6.	The Company is duly organized and validly existing under the laws of the State of Israel. The Company and each of its subsidiaries are duly qualified to conduct their business and have the requisite corporate power and authority to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its businesses.

5.7.	The Company is a public company whose securities are traded on the TASE and on the NYSE. The Company is, and at all times has been, in all material respects, in compliance with all applicable regulatory requirements in making all disclosures and filings required, and complying with all disclosure and filing requirements stipulated by any applicable securities law and NYSE listing rules (the “Filings”).

5.8.	Except as expressly provided herein, no consent or authorization from any governmental authority, court or third party is required for the execution or performance of this Agreement.

6.	Warranties and Representations by the Purchaser

The Purchaser hereby represents, warrants, and undertakes that as of the date hereof and at Closing the following representations and warranties are and will be true and correct:

6.1.	The Purchaser hereby represents and warrants to the Company that the Purchased Shares are being purchased from the Company AS IS, without further inspection by the Purchaser, and that the Purchaser shall have no claims toward the Company with regard of the Purchased Shares as from the Closing Date. Except as set out in Section 5, Purchaser acknowledges that the Company has made no other representations and warranties to it and Purchaser has relied exclusively on publicly available information

6.2.	The Purchaser understands that the Purchased Shares have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act that depends, in part, upon the Purchaser’s investment intention. In this connection, such Purchaser hereby represents that the Purchaser is purchasing the Purchased Shares for the Purchaser’s own account for investment and not with a view toward the resale or distribution to others.

6.3.	The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Purchased Shares and, at the present time, is able to afford a complete loss of such investment.

6.4.	Without derogating form the representations of the Company under Section 5 above, the Purchaser acknowledges that it has had the opportunity to review the Collaboration Agreement and Agreement (including all exhibits and schedules thereto) and the Company’s filings with the SEC and has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Purchased Shares and the merits and risks of investing in the Purchased Shares.

7.	Miscellaneous.

7.1.	Notices. Any notice, declaration or other communication required or authorized to be given by any party under this Agreement to any other party shall be in writing and shall be personally delivered, sent by facsimile transmission (with a copy by ordinary mail in either case) or dispatched by courier addressed to the other party at the address stated above, or such other address as shall be specified by the parties hereto by notice in accordance with the provisions of this section. Any notice shall operate and be deemed to have been served, if personally delivered or sent by fax on the next following business day, and if by courier, on the fifth following business day.

7.2.	Entire Agreement. This Agreement and the schedules hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes and replaces in full all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

7.3.	Delays or Omissions. A party may waive any of its rights hereunder, provided however, that such waiver shall be in writing and shall apply only to such party’s rights hereunder. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

7.4.	Amendment. This Agreement may be amended only with the written consent of the parties hereto.

7.5.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.6.	Counterparts. This Agreement may be in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

7.7.	Governing Law. This Agreement shall be governed by and construed in accordance to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

7.8.	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and the Purchaser and their respective successors and assigns. None of the rights or obligations under or pursuant to this Agreement may be assigned or transferred to any other person without the written consent of all the parties hereto.

7.9.	Expenses. Each party hereto shall bear its respective costs and expenses related to this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first herein set forth.

Company:

Can Fite Biopharma Ltd.

By:
Name:
Title:

Purchaser:

UNV Medicine Ltd.

By:
Name:
Title: